FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2009

Clarksville, Indiana—November 24, 2009. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $33,000, or $0.01 per diluted share, for the fiscal year ended September 30, 2009, compared to a net loss of $190,000 for the fiscal year ended September 30, 2008.  Excluding the $1.2 million charitable contribution discussed below, the Company would have realized net income of $766,000, or $0.33 per diluted share, for the fiscal year ended September 30, 2009.

On October 6, 2008, the Company completed its initial public offering in connection with the Bank’s conversion from the mutual to stock form of organization. Accordingly, the reported results for 2008 relate solely to the operations of the Bank.

On September 30, 2009, the Bank completed its previously announced acquisition of Corydon-based Community First Bank (“CFB”). The Bank paid $17.13 in cash for each outstanding share of CFB common stock for total consideration of approximately $20.5 million.  CFB had net equity of $17.5 million at September 30, 2009. The transaction resulted in acquired assets, measured at fair value, consisting of cash and cash equivalents of $4.0 million, securities available for sale of $48.9 million, net loans receivable of $173.1 million, Federal Home Loan Bank stock of $2.8 million, premises and equipment of $5.8 million and other assets of $7.8 million. The transaction also resulted in acquired liabilities, measured at fair value, consisting of deposits of $179.7 million, federal funds purchased of $1.2 million, repurchase agreements of $17.2 million, advances from the Federal Home Loan Bank of Indianapolis (“FHLBI”) of $29.7 million and other liabilities of $969,000. The transaction included a core deposit intangible of $2.7 million, included in the other assets figure above, and goodwill of $5.9 million.  The acquisition was recorded using the purchase method of accounting and was effective the close of business on September 30, 2009.  Accordingly, the operating results for 2009 discussed below relate solely to the operations of the Company and exclude the operations of Community First Bank.

Commenting on the CFB acquisition, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We are very pleased with the initial composition of the merged balance sheet, including our solid capital position. Although the nonperforming asset ratios of the merged balance sheet are slightly greater as compared to September 30, 2008, these ratios are less than that reported at June 30, 2009.  We are continually encouraged by our low level of nonperforming assets relative to our peers and the resilience of our asset quality in such a challenging economic environment.  These factors provide a solid foundation which we will lever to achieve our future successes and seize opportunities for growth and profitability.”

Net interest income after provision for loan losses increased $2.7 million for the fiscal year ended September 30, 2009 as compared to the fiscal year ended September 30, 2008. Interest income increased $485,000 when comparing the two periods primarily due to an increase in the average balance of earning assets from $195.9 million in 2008 to $221.3 million in 2009, which more than offset a decrease in the average tax-equivalent yield on interest-earning assets from 6.42% for 2008 to 5.93% for 2009. Interest expense decreased $1.5 million when comparing the two years as the average cost of interest-bearing liabilities decreased from 3.45% to 2.52%, which more than offset an increase in the average balance of those liabilities from $173.1 million in 2008 to $176.1 million in 2009. The provision for loan losses decreased $721,000 from $1.5 million in 2008 to $819,000 in 2009. The primary factor that contributed to the provision for loan losses for 2008 was the diminished repayment ability of a large borrower whose loans were secured by non-owner occupied, single-family residential real estate whose condition and market value deteriorated significantly since the origination of the loans. The provision for this particular lending relationship amounted to approximately $881,000 and was recorded in March 2008.

Noninterest income increased $209,000 for the fiscal year ended September 30, 2009 as compared to the fiscal year ended September 30, 2008. Service charges on deposit accounts increased $75,000 when comparing the two years.  The Company recognized net gains of $100,000 on sales of investment securities during 2009.  The Company recognized no gains or losses on sales of investment securities during 2008.

Noninterest expenses increased $2.7 million for the fiscal year ended September 30, 2009 as compared to the fiscal year ended September 30, 2008. Charitable contributions increased $1.2 million when comparing the two periods primarily as a result of the $1.2 million one-time contribution to First Savings Charitable Foundation which was organized in connection with, and funded upon completion of, the Company’s initial public offering. The contribution consisted of $100,000 cash and 110,000 shares of Company common stock (issued at $10.00 per share). Compensation and benefits expense increased $683,000 primarily due to $227,000 in ESOP compensation expense, as well as a reduction of $328,000 in compensation and benefits costs deferred in connection with loan originations. Professional fees increased $304,000 primarily due to operation as a public company, consulting fees related to Sarbanes-Oxley compliance and evaluation of the Bank’s current and prospective core processing vendors, and fees related to the organization and operation of the Bank’s investment subsidiary organized in October 2008. Other operating expenses increased $647,000 primarily due to increases in FDIC premiums of $255,000, including the special one-time assessment for the quarter ended June 30, 2009 of $97,000. Net loss on foreclosed real estate decreased $287,000 for 2009 as compared to 2008.

The Company recognized a tax benefit of $252,000 for the fiscal year ended September 30, 2009 as compared to a tax benefit of $300,000 for the fiscal year ended September 30, 2008.

Total assets as of September 30, 2009 were $480.8 million compared to $228.9 million at September 30, 2008. Investment securities increased $60.2 million of which $48.9 million was due to the CFB acquisition. Net loans increased $179.0 million of which $173.1 million was due to the acquisition.  Cash and cash equivalents decreased $11.0 million due primarily to the investment of the stock conversion proceeds which were held on deposit at September 30, 2008, offset by $4.2 million obtained in the acquisition.  Federal Home Loan Bank stock, premises and equipment and other assets increased $2.8 million, $5.7 million and $3.7 million, respectively, due primarily to the CFB acquisition. Nonperforming assets increased $4.7 million which represents increases in nonaccrual loans of $3.9 million, of which $2.7 million were attributable to the CFB acquisition, and foreclosed real estate of $1.2 million, of which $237,000 was due to the CFB acquisition, offset by decreases in accruing loans past due over ninety days and repossessed assets of $311,000 and $82,000, respectively.  However, accruing loans past due over ninety days would have decreased by $602,000 if not for the $301,000 of such loans obtained in the CFB acquisition.

Deposits increased $161.6 million from September 30, 2008 to September 30, 2009 due primarily to the $179.7 million of deposits acquired from CFB and increases in certificates of deposits, offset by the elimination of funds on deposit for the stock conversion subscription orders of $20.5 million. Advances from the FHLBI increased $47.8 million, of which $29.7 million was due to the CFB acquisition.  In addition, the Bank borrowed fixed and variable rate advances in order to fund the CFB acquisition and fund securities and loan growth.

Stockholders’ equity increased $23.2 million from $29.7 million at September 30, 2008 to $52.9 million at September 30, 2009.  The increase was due primarily to the net proceeds of $22.4 million from the Company’s initial public offering.  Accumulated other comprehensive income increased $632,000 due to changes in net unrealized gains on available for sale securities of $426,000 and $206,000 of net unrecognized gains on the defined benefit plan assets for the fiscal year ended September 30, 2009.  Tangible common equity decreased $8.6 million as a result of the goodwill and core deposit intangible arising from the acquisition of CFB. At September 30, 2009 the Bank continued to be considered “well-capitalized” under federal regulatory capital guidelines.

For the three months ended September 30, 2009, the Company reported net income of $245,000, or $0.10 per diluted share, compared to net income of $117,000 for the same period in 2008.

Net interest income after provision for loan losses increased $329,000 for the three months ended September 30, 2009 as compared to the same period in 2008. Interest income increased $353,000 when comparing the two periods primarily due to an increase in the average balance of earning assets from $201.5 million in 2008 to $231.2 million in 2009, which more than offset a decrease in the average tax-equivalent yield on interest-earning assets from 6.15% for the three months ended September 30, 2008 to 6.01% for the same period in 2009.  Interest expense decreased $391,000 when comparing the two periods as the average cost of interest-bearing liabilities decreased from 3.15% to 2.19%, which more than offset an increase in the average balance those liabilities from $178.7 million in 2008 to $185.5 million in 2009. The provision for loan losses increased $415,000 from $4,000 for the three months ended September 30, 2008 to $419,000 for the same period in 2009.  The increase in provision for loan losses for the 2009 period is due primarily to the charge off of $284,000 related to ten loans of a single borrower that were secured by non-owner occupied, single-family residential real estate whose condition and market value deteriorated significantly since the origination of the loans.

Noninterest income increased $134,000 for the three months ended September 30, 2009 as compared to the same period in 2008. The increase was primarily due to increases in service charges on deposit accounts of $27,000 and in net gains of $100,000 on sales of investment securities during the 2009 period. The Company recognized no gains or losses on sales of investment securities during the 2008 period.

Noninterest expenses increased $254,000 for the three months ended September 30, 2009 as compared to the same period in 2008. Compensation and benefits expense increased $203,000 primarily due to $35,000 in ESOP compensation expense, increased bonuses of $79,000, a reduction of $76,000 in compensation and benefits costs deferred in connection with loan originations as required by accounting guidance, and increased staffing and normal salary increases. Professional fees increased $151,000 primarily due to consulting fees related to Sarbanes-Oxley compliance and evaluation of the Bank’s current and prospective core processing vendors. Other operating expenses increased $118,000 primarily due to increases in FDIC premiums of $50,000.

The Company recognized income tax expense of $90,000 for the three months ended September 30, 2009 compared to $9,000 for the same period in 2008.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

CONSOLIDATED BALANCE SHEETS
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Year Ended		Three Months Ended
	Sept 30,		Sept 30,
OPERATING DATA:	2009	2008	2009	2008
(In thousands, except share and per share data)

Total interest income	$13,008	$12,523	$3,432	$3,079
Total interest expense	4,440	5,972	1,015	1,406

Net interest income	8,568	6,551	2,417	1,673
Provision for loan losses	819	1,540	419	4

Net interest income after provision for loan losses	7,749	5,011	1,998	1,669

Total noninterest income	1,263	1,054	437	303
Total noninterest expense	9,231	6,555	2,100	1,846

Income (loss) before income taxes	(219)	(490)	335	126
Income tax expense (benefit)	(252)	(300)	90	9

Net Income (Loss)	$33	$(190)	$245	$117

Net Income per share, basic	0.01	n/a	0.10	n/a
Weighted average common shares outstanding, basic	2,315,498	n/a	2,360,720	n/a

Net Income per share, diluted	0.01	n/a	0.10	n/a
Weighted average common shares outstanding, diluted	2,315,498	n/a	2,360,720	n/a

Performance ratios (three-month data annualized):
Return on average assets	0.01%	-0.09%	0.40%	0.22%
Return on average equity	0.06%	-0.64%	1.87%	1.58%
Interest rate spread	3.41%	2.97%	3.82%	3.00%
Net interest margin	3.92%	3.38%	4.26%	3.36%
Efficiency ratio	93.90%	86.19%	73.58%	93.43%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2009	2008
(Dollars in thousands)

Total assets	$480,811	$228,924
Cash and cash equivalents	10,404	21,379
Investment securities	79,362	19,153
Gross loans	357,518	176,536
Allowance for loan losses	3,695	1,729
Goodwill	5,882	-
Core deposit intangible	2,741	-
Earning assets	439,717	211,297
Deposits	350,816	189,209
FHLB debt	55,773	8,000
Total liabilities	427,934	199,204
Stockholders' equity	52,877	29,720

Non-performing assets:
Nonaccrual loans	4,731	798
Accruing loans past due 90 days	542	853
Foreclosed real estate	1,589	390
Other nonperforming assets	64	146

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.04%	0.98%
Allowance for loan losses as a percent of
nonperforming loans	70.07%	104.72%
Nonperforming loans as a percent of total loans	1.47%	0.94%
Nonperforming assets as a percent of total assets	1.44%	0.96%

Operating data, including the performance ratios, presented above for all periods do not include operating results of Community First Bank.  Financial condition data at September 30, 2008 does not include financial data of Community First Bank.